Exhibit 10.19

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Release”) is entered into by and between Differential Brands Group Inc., a Delaware corporation (the “Company”) and Michael Buckley (the “Executive” or “I”) (the Company and the Executive are collectively referred to as the “Parties”) as of October 29, 2018 (the “Execution Date”). Capitalized terms used but not defined herein shall have the meaning set forth in the employment agreement between the Company and the Executive, dated January 28, 2016 (the “Employment Agreement”). Reference is made to that Purchase and Sale Agreement by and among Global Brands Group Holding Limited, GBG USA Inc., and the Company, dated as of June 27, 2018 (the “Purchase Agreement”).

Executive’s last day of employment with the Company and service on the Company’s Board of Directors (the “Board”) will be October 29, 2018 (the “Separation Date”). After the Separation Date, Executive will cease immediately to hold any and all officer or director positions Executive then has with the Company and any of its respective past and present subsidiaries, affiliates, predecessors, successors and assigns (“Company Entities”) and Executive will not represent himself as being a board member, employee, officer, attorney, agent, or representative of any Company Entities. Except as otherwise set forth in this Release, the Separation Date is Executive’s employment termination date for all purposes, meaning Executive is not entitled to any further compensation, monies, or other benefits from the Company Entities, including coverage under any benefit plans or programs sponsored by the Company Entities, as of the Separation Date. Executive agrees not to seek future employment with any of the Company Entities.

Executive agrees that for purposes of the Employment Agreement, the termination of Executive’s employment does not constitute a Termination for Cause, a Termination without Cause, a Termination for Good Reason or a Termination upon Death or Disability. Executive agrees that his resignation is not the result of any disagreement with the Company, any other member of the Company’s management or any other member of the Board. In consideration for Executive’s execution of, non-revocation of, and compliance with this Release, including Executive’s waiver and release of claims as provided below, the Company Entities agree to provide the following benefits (which are provided in addition to the Amounts and Benefits (as defined in Section5(j)(i) of the Employment Agreement)) to which Executive is not otherwise entitled:

•	Continuation of Base Salary (as defined in the Employment Agreement) from the Separation Date through December 31, 2018, less all relevant taxes and other withholding, payable in accordance with the Company's normal payroll practices (“Salary Continuation”). Notwithstanding the foregoing, no amount of Salary Continuation shall be paid until the later of the Closing Date (as defined in the Purchase Agreement) and the end of the non-revocation period (the “Effective Date”), provided that, any amount of Salary Continuation that would otherwise have been paid to the Executive during the period beginning on the Separation Date and ending on the Effective Date shall be paid to the Executive within five (5) business dates following the Effective Date;

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•	A lump sum cash payment of $200,000 (which, among other things, shall satisfy all of the obligations of the Company with respect to vacation and paid time off owed to the Executive), to be paid as soon as practicable following the Effective Date, less all relevant taxes and other withholdings;

•	If the Executive timely and properly elects continuation coverage for himself (and any covered dependents) under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), the Company shall pay for the cost of such coverage until the earliest of: (i) the eighteen-month anniversary of the Separation Date; and (ii) the date on which the Executive (or any covered dependent) becomes eligible to receive substantially similar coverage from another employer.

•	144,588 unvested Restricted Shares will accelerate and become fully vested on the Effective Date and the shares covered by the Restricted Stock Unit Award (less shares withheld for the payment of minimum tax obligations) will be distributed to Executive as soon as practicable following the Effective Date; and

•	150,000 of the unvested Performance Shares will accelerate and become fully vested on the Effective Date and the shares covered by such portion of the Performance Shares (less shares withheld for the payment of minimum tax obligations) will be distributed to Executive as soon as practicable following the Effective Date and the remainder of the unvested Performance Shares will be forfeited for no consideration.

I understand, acknowledge, and agree that these benefits exceed what I am otherwise entitled to receive on separation from employment, and that these benefits are being given as consideration in exchange for executing this Release, including the general release. I further acknowledge no entitlement to any additional payment or consideration not specifically referenced in this Release.

Except as otherwise provided herein, in consideration of the severance payments and/or benefits I am receiving pursuant to this Release, I, Michael Buckley, on behalf of myself, and on behalf of my heirs, successors and assigns, hereby knowingly and voluntarily release and discharge, to the fullest extent permitted by law, the Company Entities and, with respect to each and all of the Company Entities, all of their respective directors, officers, employees, agents, each individually and in their representative capacities (“Company Entity Officials”) (Company Entities and Company Entity Officials collectively referred to herein as “Released Parties”) from any and all claims, demands, agreements, obligations, expenses, actions, judgments and liabilities of any kind whatsoever, in law, equity or otherwise, whether known or unknown, suspected or claimed, specifically mentioned herein or not, which I had, have or may have against any of the Released Parties by reason of any actual or alleged act, event, occurrence, omission, practice or other matter whatsoever from the beginning of time up to and including the date that I sign this and Release (the ”Claims”), including but not limited to Claims arising out of or in any way relating to: (i) my employment with any and all of the Company Entities, including the termination of that employment; (ii) any common law, public policy, company policy, contract (whether oral or written, express or implied) or tort law having any bearing whatsoever on the terms and conditions of my employment; and/or (iii) any federal, state or local law, ordinance or regulation including, but not limited to, the following (each as amended, if applicable): the Age Discrimination in Employment Act (including Older Workers Benefit Protection Act); Americans with Disabilities Act; Civil Rights Act of 1866; Civil Rights Act of 1991; Equal Pay Act; Family and Medical Leave Act of 1993; Fair Credit Reporting Act; National Labor Relations Act; Title VII of the Civil Rights Act of 1964; Worker Adjustment and Retraining Notification Act; New York State and New York City Human Rights Laws; New York State Labor Law; New York State Worker Adjustment and Retraining Notification Act; New York Whistleblower Protection Law, New York Civil Rights Law (N.Y. Civ. Rts. § 1, et seq.), New York AIDS/HIV confidentiality law (N.Y. Public Health Law § 2780), New York Equal Pay Act, New York Paid Family Leave Act; California Fair Employment and Housing Act, Unruh Civil Rights Act; California Family Rights Act, Moore-Brown-Roberti Family Rights Act, California Worker Adjustment and Retraining Notification Act, California Labor Code (including without limitation the California political activities discrimination statute, Cal. Labor Code § 1101; California crime victim or domestic violence victim discrimination statute, Cal. Labor Code § 230; and California equal pay law, Cal. Labor Code § 1197.5); and any other law, ordinance or regulation regarding discrimination or harassment or terms or conditions of employment.

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I agree that I have entered into this Release as a compromise and in full and final settlement of all Claims, if any, that I have or may have against any and all of the Released Parties up to and including the date that I sign this Release (except as otherwise expressly set forth below). I also agree that, although I may hereafter discover Claims presently unknown or unsuspected, or new or additional facts from those which I now know or believe to be true, I intend to provide a complete waiver of all Claims based on any facts and circumstances, whether known or unknown, up to and including the date that I sign this Release (except as otherwise expressly set forth below) and hereby knowingly waive all rights under any statute or common law doctrine that otherwise limits a general release of claims, including without limitation California Civil Code Section 1542. Said Section reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Notwithstanding the provisions of Section 1542 or any similar statute or common law doctrine, and for the purpose of implementing a full and complete release and discharge of all claims, I expressly acknowledge that this Release is intended to include in its effect, without limitation, all claims including those, if any, which I do not know or suspect to exist in my favor at the time of execution hereof, and that the release agreed upon herein extinguishes any such claim or claims (except as otherwise expressly set forth below).

However, notwithstanding the foregoing, I am not releasing, and, for the avoidance of doubt, Claims do not include my rights, if any, (i) to indemnification by the Company or any of its affiliates, to the maximum extent permitted by law, for all claims or proceedings, or threatened claims or proceedings, arising out of or relating to my service as an officer, director or employee, as the case may be, of the Company or any of its subsidiaries, (ii) to payment of any authorized but unreimbursed business expenses incurred prior to the termination of my employment with the Company or any of its subsidiaries in accordance with Section 4(g) of the Employment Agreement, (iii) under any employee pension or welfare plan or program in which I participate or participated, and (iv)  to be indemnified pursuant to Section 8 of the Employment Agreement or pursuant to other agreements to which I may be entitled to indemnification. Furthermore, I am not releasing any rights or claims that may arise after the date on which I sign this Release or that cannot be released by a private settlement agreement (such as statutory claims for worker’s compensation/disability insurance benefits and unemployment compensation).

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I represent that I have not assigned or transferred my rights with respect to any Claims covered by this Release and that I have not filed, directly or indirectly any legal proceeding against the Released Parties regarding any such Claims. If I commence (or commenced) or participate in any action or proceeding (including as a member of a class of persons) regarding Claims covered by this Release, I acknowledge and agree that this Release shall be a complete defense in such action or proceeding and, to the maximum extent permitted by law, I and my heirs, successors and assigns will have no right to obtain or receive, and will not seek or accept, any damages, settlement or relief of any kind (including attorneys’ fees and costs) as a result of such action or proceeding.

In addition, I acknowledge and agree that I am and will continue to be bound by the terms and conditions set forth in the Employment Agreement (including the restrictive covenants) (the “Continuing Obligations”), all of which continue to remain in full force and effect for the periods set forth therein notwithstanding the termination of my employment and are hereby incorporated herein by reference. Notwithstanding anything in this Release or the Employment Agreement, in accordance with the Defend Trade Secrets Act of 2016, I understand that (i) I shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (I) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (II) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (ii) if I file a lawsuit for retaliation by the Company for reporting a suspected violation of law, I may disclose a trade secret to my attorney and use the trade secret information in the court proceeding, if I file any document containing the trade secret under seal and do not disclose the trade secret except pursuant to court order.

In further consideration of the payment and/or benefits I am eligible to receive pursuant to this Release, I agree to cooperate with the Company Entities, their legal counsel and designees regarding any current or future claim, investigation (internal or otherwise), inquiry or litigation relating to any matter with which I was involved or had knowledge or which occurred during my employment, with such assistance including, but not limited to, meetings and other consultations, signing affidavits and documents that are factually accurate, attending depositions and providing truthful testimony (in each case, without requiring a subpoena); provided, however, that the Company will reimburse me for my reasonable expenses (including attorneys’ fees and travel expenses) actually incurred by me in connection with such cooperation (it being understood that if any such expenses are expected to exceed $5,000, I shall inform the Company prior to incurring such expenses to provide the Company with an opportunity to either agree to reimburse me for such expenses or advise me not to provide such cooperation necessitating the incurrence of such expenses).

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I acknowledge that, pursuant to the terms of the Employment Agreement, I shall not, directly or indirectly, take any action, or encourage others to take any action, to disparage or criticize the Company and/or its subsidiaries and affiliates or their respective employees, officers, directors, products, services, customers or owners. The Company agrees to instruct its directors and officers not to, directly or indirectly, after the Term (as defined in the Employment Agreement), take any action, or encourage others to take any action, to disparage or criticize Executive.

I acknowledge and agree that:

1.	The payment and/or benefits I am receiving under the Release constitute consideration over and above any payments and/or benefits that I might be entitled to receive without executing this Release.

2.	The Company advised and is hereby advising me to consult with an attorney prior to executing this Release.

3.	I was given a period of at least twenty-one (21) days within which to consider this Release and that I must sign and return this Release no later than November 19, 2018.

4.	The Company has advised me of my statutory right to revoke my acceptance of the terms of this Release at any time within seven (7) days of my signing of this Release.

5.	I warrant and represent that my decision to accept this Release was (a) entirely voluntary on my part; (b) not made in reliance on any inducement, promise or representation, whether express or implied, other than the inducements, representations and promises expressly set forth in the Employment Agreement or in the Release; and (c) did not result from any threats or other coercive activities to induce acceptance of this Release.

In the event I decide to exercise my right to revoke within seven (7) days of my acceptance of this Release, I warrant and represent that I will do the following: (1) notify the Company in writing of my intent to revoke my agreement, and (2) simultaneously return in full the consideration, if any, received from the Company Entities pursuant to the Employment Agreement and the Release which consideration was expressly subject to my signing this Release.

Upon its effectiveness, this Release, the Employment Agreement and the Continuing Obligations, together with any applicable equity award agreements and equity plans, contains the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes and replaces all prior and contemporaneous agreements, representations and understandings (whether oral or written) regarding the subject matter hereof. Once executed by me, this Release may be modified only in a document signed by me and the Company and referring specifically hereto, and no handwritten changes to this Release will be binding unless initialed by me and the Company. If any portion of this Release is held to be unenforceable by any court of competent jurisdiction, the Parties intend that such portion be modified to make it enforceable to the maximum extent permitted by law. If any such portion (other than the general release provisions) cannot be modified to be enforceable, such portion shall become null and void leaving the remainder of this Release in full force and effect.

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This Release shall be binding upon and inure to the benefit of (i) the Released Parties, including the successors and assigns of the Released Parties, all of which are intended third-party beneficiaries, and (ii) me and my heirs, successors and assigns. This Release is not an admission of liability or wrongdoing by me or any of the Released Parties, and such wrongdoing or liability is expressly denied.

I further warrant and represent that I fully understand and appreciate the consequence of my signing this Release and that I am signing it voluntarily.

IN WITNESS WHEREOF, the parties hereto have executed this Release as of the 29th day of October 2018.

/s/ Michael Buckley
Michael Buckley

Witnessed by Paula Buckley on this 29th day of October, 2018.

/s/ Paula Buckley
WITNESS

DIFFERENTIAL BRANDS GROUP INC.

By:	/s/ Lori Nembirkow
Name:	Lori Nembirkow
Title:	Secretary

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